Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-1 (Nos. 333-271699, 333-269570, 333-268940 and 333-264641), Forms S-3 (Nos. 333-290263 and 333-277460) and Forms S-8 (Nos. 333-286073, 333-279296, 333-274974, 333-267754, 333-264640, 333-241657, 333-202207, 333-209441, 333-216227, 333-223431 and 333-231207) of Kiora Pharmaceuticals, Inc. (the “Company”) of our report dated March 25, 2026, relating to our audits of the Company’s consolidated financial statements as of December 31, 2025 and 2024, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California
March 25, 2026